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SECURITY AGREEMENT

        This SECURITY AGREEMENT, dated as of December 24, 2003 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Agreement"), is made by SILICON GRAPHICS, INC., a Delaware corporation (the "Grantor"), in favor of U.S. BANK NATIONAL ASSOCIATION, in its capacity as Trustee and for the benefit of the Noteholders (such capitalized terms to have the meanings set forth in Article I).

W I T N E S S E T H:

        WHEREAS, the Grantor, Wells Fargo Foothill, Inc. (as successor in interest to Foothill Capital Corporation), as Arranger and Administrative Agent (and together with any successor(s) thereto in such capacity, the "Administrative Agent") and certain financial institutions (collectively, the "Lender Group"), are parties to the Amended and Restated Loan and Security Agreement, dated as of September 24, 2002 and amended on April 11, 2003 and September 17, 2003 (as further amended, supplemented, amended and restated or otherwise modified from time to time, the "Loan Agreement"), among the Grantor, its subsidiaries signatory thereto, the Lender Group, the Administrative Agent and Bank of America, N.A., as the Documentation Agent;

        WHEREAS, the Grantor and U.S. Bank National Association, as Trustee (in such capacity, the "Trustee") are parties to (i) that certain indenture, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Secured Convertible Note Indenture"), pursuant to which the Grantor is issuing 6.50% Senior Secured Notes due 2009 (the "Secured Convertible Notes"), and (ii) that certain Indenture, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Secured Note Indenture", and, together with the Secured Convertible Note Indenture, the "Indentures"), pursuant to which the Grantor is issuing 11.75% Senior Secured Notes due 2009 (the "Secured Notes" and, together with the Secured Convertible Notes, the "Notes") in an aggregate principal amount of up to $230,591,000;

        WHEREAS, pursuant to the Indentures, the Grantor is required to execute and deliver this Agreement;

        WHEREAS, the Grantor, the Trustee and the Administrative Agent have entered into an Intercreditor Agreement, dated as of the date hereof (as further amended, supplemented, amended and restated or otherwise modified from time to time, the "Foothill Intercreditor Agreement"); and

        WHEREAS pursuant to the terms of the Indentures and subject to the terms of the Intercreditor Agreement, U.S. Bank National Association, in its capacity as Trustee has agreed to accept the pledge and assignment and the grant of a security interest in the Collateral under this Agreement as security for the Notes.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Trustee to enter into the Indentures and to induce holders of the Grantor's 5.25% Senior Convertible Notes due 2004 (the "Old Notes") to exchange the Old Notes for the Notes, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1.    Certain Terms.    The following terms when used in this Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

        "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, any Account, General Intangible Collateral or Negotiable Property Collateral.

        "Accounts" means all of the Grantor's now owned or hereafter acquired right, title, and interest with respect to "accounts" (as that term is defined in the Code), and any and all supporting obligations in respect thereof, and as for which the Account Debtor obligated thereon maintains its chief executive office in the United States or is organized under the laws of the United States or any state thereof.

        "Additional Documents" has the meaning set forth in Section 3.6.

        "Administrative Agent" is defined in the first recital to this Agreement and includes any successor thereto exercising substantially the same rights and powers and any representative of lenders to whom the Grantor has granted a Senior Priority Lien on the Collateral as permitted under the Indentures.

        "Agreement" is defined in the preamble to this Agreement.

        "Books" means all of the Grantor's now owned or hereafter acquired books and records (including all of its Records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of its Records relating to its business operations or financial condition, and all of its goods or General Intangibles related to such information), excluding (y) books and records relating to (i) General Intangibles other than General Intangibles described above in this definition or in clause (f) of the definition of "Collateral" or (ii) Real Property, or (z) any of the foregoing which is located outside of the United States.

        "Code" means the New York Uniform Commercial Code, as in effect from time to time.

        "Collateral" means, except for the Excluded Intellectual Property, all of the Grantor's now owned or hereafter acquired right, title, and interest in and to each of the following:

        (a)   Accounts,

        (b)   Books,

        (c)   Equipment,

        (d)   IP Collateral,

        (e)   Inventory,

        (f)    Negotiable Property,

        (g)   money of the Grantor that now or hereafter comes into the possession, custody or control of the Trustee,

        (h)   the proceeds and products, whether tangible or intangible, of any of the foregoing described in clauses (a) through (g) above, including (x) proceeds of insurance covering any or all of the foregoing, and (y) any and all Accounts, Books, Equipment, IP Collateral, General Intangibles, Inventory, Investment Property, Negotiable Property, Real Property, money, deposit accounts, or other tangible or intangible property, solely to the extent, in the case of each of the foregoing clauses (x) and (y), resulting from the sale, exchange, collection, or other disposition of any of the foregoing described in clauses (a) through (g) above, or any portion thereof or interest therein, and the proceeds thereof; provided, however, that Collateral shall not include (A) such General Intangibles: (i) which cannot be subject to a consensual security interest in favor of Trustee without the consent of the licensor or other party thereto, (ii) as to which any such restriction described in clause (i) is effective and enforceable under applicable law including Section 9-408 of the Code, and (iii) to which such consent described in clause (i) has not been obtained by the party granting the security interest and (B) any property not subject to a Senior Priority Lien, other than any such property that was, immediately prior to the discharge of such Senior Priority Lien Obligations, subject to a Senior Priority Lien, except to the extent that such property, or any portion thereof, was disposed of in order to repay Senior Priority Lien Obligations.

        "Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of Grantor, but excluding any of the foregoing directly arising out of the disposition of Real Property or any patent, trademark or copyright of the Grantor.

        "Copyrights" means all of the Grantor's right, title and interest in and to copyrights in works of authorship of any kind, and all registration applications, registrations and recordings thereof in the Office of the United States Register of Copyrights, Library of Congress, or in any similar office or agency of any country or political subdivision thereof throughout the world, whether now owned or hereafter acquired by such Grantor, including those described in Schedule 5.16A annexed hereto and made a part hereof, together with all extensions, renewals, reversionary rights, and corrections thereof and all licenses thereof or pertaining thereto.

        "Equipment" means all of the Grantor's now owned or hereafter acquired right, title, and interest with respect to equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), tools, parts, spare parts, goods (other than consumer goods, farm products, or Inventory), including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, in each case to the extent that any of the foregoing is located anywhere within the United States.

        "Excluded Intellectual Property" means each Patent, Trademark and Copyright presently owned by the Grantor and listed on Schedule 5.16B.

        "General Intangibles" means all of the Grantor's now owned or hereafter acquired right, title, and interest with respect to general intangibles (including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, money, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), and any and all supporting obligations in respect thereof, and any other personal property other than goods, Accounts, Books, Inventory, Equipment, Investment Property, and Negotiable Property.

        "General Intangibles Collateral" means that portion of the General Intangibles which is included in the Collateral as proceeds of other Collateral.

        "Grantor" is defined in the preamble to this Agreement.

        "Intellectual Property Security Agreement" means an intellectual property security agreement executed and delivered by the Grantor and Trustee, the form and substance of which is satisfactory to the Trustee.

        "Intercreditor Agreement" means (i) the Foothill Intercreditor Agreement defined in the fourth recital to this Agreement and (ii) any agreement entered into among Grantor, the Trustee and any lender or holder of Senior Priority Debt (or its representative) to whom the Grantor has granted a senior security interest in the Collateral pursuant of Section 4.06(e) of the Indentures.

        "Inventory" means all Grantor's now owned or hereafter acquired right, title, and interest with respect to inventory, including goods (and any software embedded therein or otherwise included therewith and all rights to such software) held for sale or lease or to be furnished under a contract of service, goods that are leased by the Grantor as lessor, goods that are furnished by the Grantor under a contract of service, and raw materials, work in process, or materials used or consumed in the Grantor's business, in each case to the extent that any of the foregoing is located anywhere in the United States.

        "Investment Property" means all of the Grantor's now owned or hereafter acquired right, title, and interest with respect to "investment property" as that term is defined in the Code, and any and all supporting obligations in respect thereof.

        "IP Collateral" means collectively, the Patent Collateral, Trademarks and Copyrights.

        "Junior Priority Debt" means all indebtedness, liabilities and other obligations of Grantor owing to Trustee, in respect of the Notes, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or underdetermined, including all fees and all other amounts payable by Grantor to Trustee under or in connection with any documents or instruments related thereto.

        "Junior Priority Security Documents" means, collectively, this Agreement, the Intellectual Property Security Agreement, and all other security agreements, pledges, collateral assignments, mortgages or other instruments evidencing or creating any security interests in favor of the Trustee, for the benefit of the Noteholders, in all or any portion of the Collateral, in each case, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time, in accordance with the terms thereof.

        "Negotiable Property" means all of Grantor's now owned and hereafter acquired right, title, and interest with respect to letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

        "Negotiable Property Collateral" means that portion of the Negotiable Property which is included in the Collateral as proceeds of other Collateral.

        "Noteholder" means any holder of the Secured Notes or Secured Convertible Notes.

        "Noteholder Documents" means the Indentures, the Notes, this Agreement, the other Junior Priority Security Documents and the Intercreditor Agreement.

        "Patents" means all of Grantor's right, title and interest in and to all inventions and letters patent and registration applications therefor, and all registrations and recordings thereof, including, without limitation, registration applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States or any state thereof, or in any similar office or agency of any country or political subdivision thereof throughout the world, including those described in Schedule 5.16A, together with all re-examinations, reissues, continuations, continuations-in-part, divisions, improvements and extensions thereof and all licenses thereof or pertaining thereto and all licenses of patent rights to Grantor now in effect or entered into during the term of this Agreement and the rights to make, use and sell, and all other rights with respect to, the inventions disclosed or claimed therein, all inventions, designs, proprietary or technical information, know-how, other data or information, software, databases, all embodiments or fixations thereof and related documentation, all information pertaining to the foregoing having value in connection with Grantor's business and all other trade secret pertaining to the foregoing rights not described above.

        "Patent Collateral" means all of the Grantor's right, title and interest in and to all registrations and recordings in the United States Patent and Trademark Office described in Schedule 5.16A, together with all re-examinations, reissues, continuations, continuations-in-part, divisions, improvements and extensions thereof and all licenses thereof or pertaining thereto and all licenses of patent rights to the Grantor now in effect or entered into during the term of this Agreement and the rights to make, use and sell, and all other rights with respect to, the inventions disclosed or claimed therein, all inventions, designs, proprietary or technical information, know-how, other data or information, software, databases, all embodiments or fixations thereof and related documentation, all information pertaining to the foregoing having value in connection with the Grantor's business and all other trade secret pertaining to the foregoing rights not described above.

        "Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

        "Real Property" means any estates or interests in real property now owned or hereafter acquired by the Grantor and the improvements thereto.

        "Record" means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

        "Senior Priority Debt" means any indebtedness incurred by the Grantor as permitted under Section 4.06(e) of the Indentures that is secured by a security interest in the Collateral senior to that granted to the Trustee on behalf of the Noteholders, including, but not limited to indebtedness incurred under the Loan Agreement.

        "Trademarks" means all of the Grantor's right, title and interest in and to trademarks, trade names, trade styles, service marks, logos, emblems, prints and labels, all elements of package or trade dress of goods, and all general intangibles of like nature, now existing or hereafter adopted or acquired by the Grantor, together with the goodwill of the Grantor's business connected with the use thereof and symbolized thereby, and all registration applications, registrations and recordings thereof, including, without limitation, registration applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States or in any office of the Secretary of State (or equivalent) of any state thereof, or in any similar office or agency of any country or political subdivision thereof throughout the world, whether now owned or hereafter acquired by the Grantor, including those described in Schedule 5.16A annexed hereto and made a part hereof, together with all extensions, renewals and corrections thereof and all licenses thereof or pertaining thereto.

        "Trustee" means U.S. Bank National Association and shall include any additional or successor representative of any then outstanding Notes.

        SECTION 1.2.    Definitions.    Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Indentures, or, if not defined in the Indentures, the Intercreditor Agreement.

        SECTION 1.3.    Code Definitions.    Unless otherwise defined herein, in the Indentures or, if not defined in the Indentures, the Intercreditor Agreement, or the context otherwise requires, terms for which meanings are provided in the Code are used in this Agreement (whether or not capitalized herein), including its preamble and recitals, with such meanings.

ARTICLE II
SECURITY INTEREST

        SECTION 2.1.    Grant of Security Interest.    The Grantor hereby grants to the Trustee, for the benefit of each Noteholder, a continuing security interest in all of the Grantor's right, title and interest in all currently existing and hereafter acquired or arising Collateral.

        SECTION 2.2.    Security for Noteholder Claims.    This Security Agreement and the Collateral in which the Trustee is granted a security interest hereunder secures the payment of the Junior Priority Debt.

        SECTION 2.3.    Grantor Remains Liable.    Anything herein to the contrary notwithstanding,

          (a)   the Grantor will remain liable under the contracts and agreements included in the Collateral to the extent set forth therein, and will perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed;

          (b)   the exercise by the Trustee of any of its rights hereunder will not release the Grantor from any of its duties or obligations under any such contracts or agreements included in the Collateral; and

          (c)   none of the Trustee or any Noteholder will have any obligation or liability under any contracts or agreements included in the Collateral by reason of this Agreement, nor will the Trustee or any Noteholder be obligated to perform any of the obligations or duties of the Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

ARTICLE III
COVENANTS

        The Grantor covenants and agrees that, at all times prior to the discharge of the Indentures or earlier release of Liens on all Collateral pursuant to Section 6.10 of this Agreement, the Grantor will perform, comply with and be bound by the obligations set forth in the Indentures and as follows:

        SECTION 3.1.    Senior Priority Debt.    The Grantor shall furnish to the Trustee, as long as any Senior Priority Debt is outstanding, with copies of all agreements or instruments evidencing or governing the Senior Priority Debt, including copies of all schedules thereto relating to the Collateral, and all amendments, restatements, modifications, renewals, extensions or replacements thereof; provided that documents reflecting modifications or other alterations to such agreements need only be provided to Trustee to the extent that they relate to or affect the Collateral. Such documents shall be furnished to Trustee within five Business Days of the execution of such documents.

        SECTION 3.2.    Collateral Reporting.    The Grantor shall furnish to the Trustee (i) as long as any Senior Priority Debt is outstanding, copies of any statements, schedules and reports relating to and describing the Collateral that it is required to furnish to holders of Senior Priority Debt and (ii) thereafter, such statements and schedules identifying and describing the Collateral and such other reports in connection with the Collateral as Trustee shall reasonably request.

        SECTION 3.3.    Intellectual Property; IP Collateral.    The Grantor shall enter into and comply with the Intellectual Property Security Agreement in the form of Exhibit A hereto, with respect to all of the IP Collateral owned on the date hereof, and shall execute and deliver to the Trustee any other document requested by the Trustee required to acknowledge or register or perfect the Trustee's interest in the United States in any part of such IP Collateral.

        SECTION 3.4.    Assignment of Proceeds.    The Grantor shall execute and deliver to the Trustee any and all additional documents that the Trustee may reasonably request, in form and substance reasonably satisfactory to the Trustee, providing for the assignment of all proceeds to the Trustee arising from any license or royalty agreement entered into by the Grantor with respect to Grantor's General Intangibles.

        SECTION 3.5.    Collection of Accounts, etc.    At any time after Trustee has received notice of full and indefeasible payment of all Senior Priority Debt and after the occurrence and during the continuation of an Event of Default under the Indentures, the Trustee may (i) notify Account Debtors of Grantor that the Accounts, Negotiable Property Collateral and General Intangibles Collateral have been assigned to or that the Trustee has a security interest therein, or (ii) collect the Accounts, Negotiable Property Collateral and General Intangibles Collateral directly.

        SECTION 3.6.    Further Assurances.    At any time upon the request of the Trustee, Grantor shall execute and deliver to the Trustee, any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, and all other documents (the "Additional Documents") that the Trustee may reasonably request, in form and substance reasonably satisfactory to the Trustee, to perfect and continue perfected or better perfect the Trustee's Liens in the Collateral (whether now owned or hereafter arising or acquired). To the maximum extent permitted by applicable law, Grantor authorizes the Trustee to execute any such Additional Documents in Grantor's name and authorizes the Trustee to file such executed Additional Documents in any appropriate filing office.

        SECTION 3.7.    Trustee Appointed Attorney-in-Fact.    The Grantor hereby irrevocably appoints the Trustee the Grantor's attorney-in-fact, with full authority in the place and stead of the Grantor and in the name of the Grantor or otherwise, to (a) if Grantor refuses to, or fails timely to execute and deliver any of the documents described in Section 3.6, sign the name of Grantor on any of the documents described in Section 3.6, (b) at any time that an Event of Default has occurred and is continuing, sign Grantor's name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Accounts; provided, however, that so long as no Event of Default has occurred which is continuing, Trustee will coordinate any such verification activities with Grantor, (d) endorse Grantor's name on any Collection item that may come into the Trustee's possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under such Grantor's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts, General Intangibles Collateral or Negotiable Property Collateral directly with Account Debtors, for amounts and upon terms that Trustee determines to be reasonable, and Trustee may cause to be executed and delivered any documents and releases that Trustee determines to be necessary.

The Grantor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section 3.7 is irrevocable and coupled with an interest.

        SECTION 3.8.    Disposition of Collateral.    Subject to the terms of agreements and instruments governing the Senior Priority Debt, Grantor may sell, exchange, assign, lease, license or otherwise dispose of any of the Collateral; and concurrently with any such sale or other disposition, the liens granted under this Agreement on the assets sold or disposed of (but not in any proceeds arising from such sale or disposition) will cease immediately without any action by the Trustee or any other secured party. The Trustee will, at the Grantor's expense, execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence the fact that any asset so sold or disposed of is no longer subject to the security interest created by the Junior Priority Security Documents.

ARTICLE IV
SUCCESSOR TRUSTEE

          (a)   The Trustee has been appointed to act as such pursuant to the Noteholder Documents, with such powers, rights and obligations as are expressly delegated to it by the terms of such Noteholder Documents. The Trustee may, subject to the terms of the Intercreditor Agreement, resign its position hereunder and under the Indentures by notifying the Grantor in accordance with the procedures set forth in Section 7.08 of the Indentures and a successor Trustee will be appointed in accordance with the procedures set forth in the Indentures; provided that, if Trustee resigns or is removed from its position pursuant to Section 7.08 of the Indentures, then it will also be deemed to have resigned as Trustee under this Agreement;

          (b)   Upon the acceptance of its appointment as Trustee hereunder and under the Indentures, (i) a successor Trustee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Trustee, and the retiring Trustee shall be discharged from its duties and obligations hereunder, and (ii) the retiring Trustee shall promptly transfer all Collateral within its possession or control to the possession or control of the successor Trustee and shall execute and deliver such notices, instructions and assignments as may be necessary or desirable to transfer the rights of the Trustee in respect of the Collateral to the successor Trustee.

ARTICLE V
REMEDIES

        SECTION 5.1.    Certain Remedies.    Subject to the Intercreditor Agreement, if any Event of Default under the Indentures shall have occurred and be continuing, the Trustee may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Code (whether or not the Code applies to the affected Collateral) and also may

          (a)   without notice to or demand upon Grantor, make such payments and do such acts as Trustee considers necessary or reasonable to protect its security interests in the Collateral. Grantor agrees to assemble the Collateral if Trustee so requires, and to make the Collateral available to Trustee at a place that Trustee may designate which is reasonably convenient to both parties. Grantor authorizes Trustee to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Grantor's determination appears to conflict with the Trustee's Liens (other than the Liens securing Senior Priority Debt) and to pay all expenses incurred in connection therewith. With respect to any of Grantors' owned or leased premises, Grantor hereby grants Trustee a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise the Noteholder's rights or remedies provided herein, at law, in equity, or otherwise;

          (b)   Trustee may (a) notify Account Debtors of Grantor that the Accounts, General Intangibles Collateral and Negotiable Property Collateral of Grantor have been assigned to Trustee or that Trustee has a security interest therein, or (b) collect such Accounts, General Intangibles Collateral and Negotiable Property Collateral directly and charge the collection costs and expenses to the Grantor. Grantor agrees that it will hold in trust for Trustee any Collections that it receives and immediately will deliver said Collections to Trustee in their original form as received by Grantor;

          (c)   hold, as cash collateral, any and all balances and deposits of Grantor held by the Trustee to secure the full and final repayment of all of the Junior Priority Debt;

          (d)   ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Grantor hereby grants to Trustee a license or other right to use, without charge, Grantor's software (including all rights thereto as owner or licensee thereof), labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Grantor's rights under all licenses and all franchise agreements shall inure to the Trustee and the Noteholders' benefit;

          (e)   sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Grantors' premises) as Trustee determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

          (f)    Trustee shall give notice of the disposition of the Collateral as follows:

              (i)  Trustee shall give Grantor a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made; and

             (ii)  The notice shall be personally delivered or mailed, postage prepaid, to Grantor as provided in Section 6.4, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

          (g)   Trustee, on behalf of the Noteholders may credit bid and purchase at any public sale;

          (h)   Trustee may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

          (i)    The Trustee and Noteholders shall have all other rights and remedies available to them at law or in equity pursuant to any other Noteholder Documents; and

          (j)    Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Grantor. Any excess will be returned, without interest and subject to the rights of third Persons, by Trustee to Grantor.

        SECTION 5.2.    Remedies Cumulative.    The rights and remedies of the Trustee under this Agreement, the other Noteholder Documents and all other agreements are cumulative. The Trustee shall have all other rights and remedies not inconsistent with the Noteholder Documents as provided under the Code, by law, or in equity. No exercise by the Trustee of one right or remedy shall be deemed an election, and no waiver by the Trustee of any Event of Default shall be deemed a continuing waiver. No delay by the Trustee shall constitute a waiver, election, or acquiescence by it.

        SECTION 5.3.    Expenses.    The Grantor will, upon demand, pay to the Trustee the amount of any and all reasonable expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, which the Trustee may incur in connection with (i) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral and (ii) the exercise or enforcement of any of the rights of the Trustee or the Noteholders under the Noteholder Documents.

ARTICLE VI
MISCELLANEOUS PROVISIONS

        SECTION 6.1.    Relationship of this Agreement with Loan Agreement and Intercreditor Agreement.    Notwithstanding anything herein to the contrary, the lien and security interest granted to the Trustee pursuant to this Agreement and the exercise of any right or remedy by the Trustee hereunder are subject to the provisions of the Intercreditor Agreement and the agreements evidencing Senior Priority Debt (including, without limitation, the Loan Agreement) during such periods as the Intercreditor Agreement is in effect and any Senior Priority Debt is outstanding. In the event of any conflict between the terms of the Intercreditor Agreement or the agreements evidencing Senior Priority Debt (including, without limitation, the Loan Agreement) and this Agreement, the terms of the Intercreditor Agreement or agreements evidencing Senior Priority Debt (including, without limitation, the Loan Agreement), as applicable, shall govern.

        SECTION 6.2.    Binding on Successors, Transferees and Assigns; Assignment.    This Agreement shall be binding upon the Grantor and its successors, transferees and assigns and shall inure to the benefit of and be subject to the terms of the Noteholder Documents, enforceable by the Trustee and each Noteholder (subject to the limitations set forth in the applicable Noteholder Documents) and their respective successors, transferees and assigns.

        SECTION 6.3.    Amendments, etc.    Subject to the Intercreditor Agreement, no amendment to or waiver of any provision of this Agreement, nor consent to any departure by the Grantor from its obligations under this Agreement, shall in any event be effective unless the same shall be in writing and signed by the Trustee and is permitted by Section 13 of the Intercreditor Agreement and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

        SECTION 6.4.    Notices.    All notices and other communications provided to any party under this Agreement shall be in writing (including facsimile communication) and mailed, telecopied or delivered to the appropriate party at the address or facsimile number of such party set forth in or specified pursuant to the Indentures. All such notices and other communications, when mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any such notice or communication, if transmitted by facsimile, shall be deemed given when transmitted and electronically confirmed.

        SECTION 6.5.    No Waiver.    No failure on the part of the Trustee or any Noteholder to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

        SECTION 6.6.    Captions.    Section captions used in this Agreement are for convenience of reference only, and shall not affect the construction of this Agreement.

        SECTION 6.7.    Severability.    Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        SECTION 6.8.    Governing Law, Entire Agreement, etc.    THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

        SECTION 6.9.    Counterparts.    This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

        SECTION 6.10.    Release of Liens.    The security interests granted hereunder in any Collateral shall be released by the Trustee in the manner, at the times and to the extent specified in Section 3 or Section 5(b) of the Intercreditor Agreement or as may be permitted by the Indentures and any other Noteholder Documents. In addition, upon the discharge of the Indentures, the security interests granted hereunder shall automatically terminate. Upon any such release or termination, the Trustee will, at the Grantor's sole expense, deliver to the Grantor all Collateral held by the Trustee hereunder in which the security interest granted hereunder is released or terminated, and execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such release or termination.

[THE REMAINDER OF PAGE IS INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

SILICON GRAPHICS, INC.
By
	Name:	Jeffrey V. Zelmer
	Title:	Senior Vice President and Chief Financial Officer
U.S. BANK NATIONAL ASSOCIATION, as Trustee
By
	Name:	Paula Oswald
	Title:	Vice President

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SECURITY AGREEMENT
W I T N E S S E T H
ARTICLE I DEFINITIONS
ARTICLE II SECURITY INTEREST
ARTICLE III COVENANTS
ARTICLE IV SUCCESSOR TRUSTEE
ARTICLE V REMEDIES
ARTICLE VI MISCELLANEOUS PROVISIONS